Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

1LIFE HEALTHCARE, INC.

Amir Dan Rubin hereby certifies that:

ONE: The original name of this company is 1Life Healthcare, Inc. and the date of filing the original Certificate of Incorporation of this company with the Secretary of State of the State of Delaware was July 25, 2002.

TWO: He is the duly elected and acting President and Chief Executive Officer of 1Life Healthcare, Inc., a Delaware corporation.

THREE: The Amended and Restated Certificate of Incorporation of this company is hereby amended and restated to read as follows:

I.

The name of this company is 1Life Healthcare, Inc. (the “Company”).

II.

The address of the registered office of the Company is 160 Greentree Drive, Suite 101, City of Dover, County of Kent, State of Delaware 19904 and the name of the registered agent of the Company at such address is National Registered Agents, Inc.

III.

The purpose of the Company is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law (“DGCL”).

IV.

A. The Company is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Company is authorized to issue is 239,338,425 shares, 150,000,000 shares of which shall be Common Stock (the “Common Stock”) and 89,338,425 shares of which shall be Preferred Stock (the “Preferred Stock”). The Common Stock shall have a par value of $0.001 per share and the Preferred Stock shall have a par value of $0.001 per share.

Upon the acceptance of this Amended and Restated Certificate of Incorporation for filing with the Secretary of State of the State of Delaware (the “Effective Time”), each share of Class A Common Stock (if any) and Class B Common Stock of the Company outstanding immediately prior to the Effective Time shall, without any further action by any stockholder, be reclassified as, and shall become, one share of Common Stock. Any stock certificate that immediately prior to the Effective Time represented shares of the Company’s Class A Common Stock and Class B Common Stock shall from and after the Effective Time be deemed to represent the same number of shares of Common Stock, without the need for surrender or exchange thereof.

B. Notwithstanding anything to the contrary contained in Section 242 of the DGCL, and subject to Sections 2(b) and 2(c) below, the number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares of Common Stock then outstanding) by the affirmative vote of the holders of a majority of the stock of the Company entitled to vote (voting together as a single class assuming the conversion of all shares of Series Preferred into Common Stock).

C. The number of shares designated as Series A Preferred Stock is 1,130,000 (the “Series A Preferred”). The number of shares designated as Series B Preferred Stock is 6,324,592 (the “Series B Preferred”). The number of shares designated as Series C Preferred Stock is 8,763,634 (the “Series C Preferred”). The number of shares designated as Series D Preferred Stock is 14,528,912 (the “Series D Preferred”). The number of shares designated Series E Preferred Stock is 12,509,305 (the “Series E Preferred”). The number of shares designated Series F Preferred Stock is 11,695,449 (the “Series F Preferred”). The number of shares designated Series G Preferred Stock is 6,829,076 (the “Series G Preferred”). The number of shares designated Series H Preferred Stock is 7,444,827 (the “Series H Preferred,” and together with the Series A Preferred, the Series B Preferred, the Series C Preferred, Series D Preferred, Series E Preferred, Series F Preferred and the Series G Preferred, the “Junior Preferred”). 20,112,630 of the authorized shares of Preferred Stock are hereby designated “Series I Preferred Stock” (the “Series I Preferred” and together with the Series A Preferred, the Series B Preferred, the Series C Preferred, Series D Preferred, Series E Preferred, Series F Preferred, the Series G Preferred and the Series H Preferred, the “Series Preferred”).

D. The rights, preferences, privileges, restrictions and other matters relating to the Series Preferred are as follows:

1. DIVIDEND RIGHTS.

(a) Holders of Series Preferred shall be entitled to receive, when, as and if declared by the Board of Directors (the “Board”), on a pari passu basis (ratably in proportion to the amount to which they are entitled) and prior and in preference to any other declaration or payment of dividends, but only out of funds that are legally available therefore, cash dividends at the rate of (i) six percent (6%) of the applicable Original Issue Price (as defined below) per annum on each outstanding share of Series A Preferred, Series C Preferred, Series D Preferred and Series E Preferred and (ii) eight percent (8%) of the applicable Original Issue Price per annum on each outstanding share of Series B Preferred, Series F Preferred, Series G Preferred, Series H Preferred and Series I Preferred. All such dividends shall be payable only when, as and if declared by the Board and shall be non-cumulative.

(b) The “Original Issue Price” of the Series A Preferred shall be $0.50 (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof). The “Original Issue Price” of the Series B Preferred shall be $0.57395 (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof). The

“Original Issue Price” of the Series C Preferred shall be $0.9234 (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof). The “Original Issue Price” of the Series D Preferred shall be $1.0505 (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof). The “Original Issue Price” of the Series E Preferred shall be $1.6116 (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof). The “Original Issue Price” of the Series F Preferred shall be $2.5651 (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof). The “Original Issue Price” of the Series G Preferred shall be $6.5858 (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof). The “Original Issue Price” of the Series H Preferred shall be $8.7309 (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof). The “Original Issue Price” of the Series I Preferred shall be $12.43 (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof).

(c) So long as any shares of Series Preferred are outstanding, the Company shall not pay or declare any dividend, whether in cash or property, or make any other distribution on the Common Stock, or purchase, redeem or otherwise acquire for value any shares of Common Stock until all dividends as set forth in Section 1(a) above on the Series Preferred shall have been paid or declared and set apart, except for:

(i) acquisitions of Common Stock by the Company pursuant to agreements which permit the Company to repurchase such shares at cost (or the lesser of cost or fair market value) upon termination of services to the Company;

(ii) acquisitions of Common Stock in exercise of the Company’s right of first refusal to repurchase such shares (the exercise of which is approved by the Board, including the Preferred Directors); or

(iii) distributions to holders of Common Stock in accordance with Sections 3 and 4.

(d) In the event dividends are paid on any share of Common Stock, the Company shall pay an additional dividend on all outstanding shares of Series Preferred in a per share amount equal (assuming the conversion of all shares of Series Preferred into Common Stock) to the amount paid or set aside for each share of Common Stock.

(e) The provisions of Sections 1(c) and 1(d) shall not apply to a dividend payable solely in Common Stock to which the provisions of Section 5(f) hereof are applicable, or any repurchase of any outstanding securities of the Company that is approved by (i) the Board (including the Preferred Directors) and (ii) the Series Preferred as may be required by this Certificate of Incorporation.

(f) California Code Sections 502 and 503 shall not apply with respect to distributions on shares junior to the Series Preferred as they relate to repurchases of shares of Common Stock upon termination of employment or service as a consultant or director.

2. VOTING RIGHTS.

(a) General Rights. On any matter presented to the stockholders of the Company for their action or consideration at any meeting of stockholders of the Company (or by written consent of stockholders in lieu of meeting), each holder of shares of Series Preferred shall be entitled to the number of votes equal to the number of shares of Common Stock into which such shares of Series Preferred could be converted (pursuant to Section 5 hereof) immediately after the close of business on the record date fixed for such meeting or the effective date of such written consent and shall have voting rights and powers equal to the voting rights and powers of the Common Stock and shall be entitled to notice of any stockholders’ meeting in accordance with the bylaws of the Company. Fractional votes shall not, however, be permitted and any fractional voting rights available on an as-converted basis (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward). Except as otherwise provided herein or as required by law, the Series Preferred shall vote together with the Common Stock at any annual or special meeting of the stockholders or by written consent and not as a separate class, and may act by written consent in the same manner as the Common Stock.

(b) Separate Vote of Series I Preferred. For so long as 8,960,000 shares of Series I Preferred (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof) remain outstanding, in addition to any other vote or consent required herein or by law, the vote or written consent of the holders of fifty-five percent (55%) of the then outstanding Series I Preferred shall be necessary for effecting or validating the following actions (by merger, reclassification, or otherwise):

(i) Alters or changes the rights, preferences or privileges of the Series I Preferred or increases the number of authorized shares of Series I Preferred;

(ii) Authorizes, issues or creates (by reclassification, merger or otherwise) any new class or series of shares having rights, preferences or privileges senior to the Series I Preferred;

(iii) Authorizes, issues or creates (by reclassification, merger or otherwise) any new class or series of shares having rights preferences and privileges parri passu with the Series I Preferred unless such new class or series of shares have an Original Issue Price equal to or greater than the Original Issue Price of the Series I Preferred and the amount raised from the sale of such new series or class of shares is no more than $150 million;

(iv) Approves the purchase or redemption of any equity securities of the Company, or reorganization of the capital structure of the Company except (x) on a pro rata basis or (y) pursuant to equity incentive, option or similar agreements with employees, officers, directors, consultants or other service providers of the Company;

(v) Any entrance into, or any amendment or other modification of, any agreement, transaction or other arrangement, with any stockholder, director or affiliate, or family member thereof, by the Company or any subsidiary of the Company, other than agreements, transactions or other arrangements which arise in connection with ordinary course compensation arrangements (and except for transactions otherwise permitted by the Related Agreements, as defined in that certain Series I Preferred Stock Purchase Agreement, by and among the Company and other parties thereto, entered into on or around the Original Issue Date (as defined below));

(vi) Approves (A) any Liquidation Event resulting in cash proceeds (net of expenses and indemnification obligations) per share of Series I Preferred of less than one times the Original Issue Price of the Series I Preferred or (B) the consummation of an IPO (other than a Qualified Public Offering);

(vii) Results in, including by way of an acquisition (including an Acquisition), any material change to the nature of the business of the Company such that the Company is no longer in the healthcare industry;

(viii) Results in the liquidation or winding up of the Company, or authorizes or approves the filing of any action or instituting any proceedings in bankruptcy;

(ix) Authorizes the entry into any debt or borrowing arrangement with any third party lender (whether by way of loan or the issue of bonds), or amending, replacing or refinancing any existing debt or borrowing arrangement, in each case, where such debt or borrowing arrangement would result in indebtedness above 3.75 times EBITDA, unless such entry, amendment, replacement or refinancing has been provided for in the Company’s business plan or budget as approved by the Board (including a majority of the Preferred Directors) after the date hereof and;

(x) Authorizes any dividend or distribution, except in accordance with the liquidation preference for the Series I Preferred;

(xi) Any amendment, alteration or repeal of any provision of the Certificate of Incorporation or the Bylaws of the Company (including any filing of a Certificate of Designation or pursuant to a merger or otherwise) if such action would materially and adversely alter the rights, preferences, privileges or powers of, or restrictions provided for the benefit of the Series I Preferred;

(xii) Any amendment (A) to Section 5(h)(viii) below to exclude other securities of the Company from the definition of Additional Shares of Common Stock, in addition to the securities described in clauses (A) through (H) thereof, as it applies to the anti-dilution rights of the holders of Series I Preferred under Section 5(h), and (B) to otherwise amend the Certificate of Incorporation in a manner that adversely affects the rights of the Series I Preferred contemplated by Section 5(h);

(xiii) Any amendment to Section 5(k)(i)(B) below; or

(xiv) Any amendment to this Section 2(b).

(c) Separate Vote of Series H Preferred. For so long as 3,000,000 shares of Series H Preferred (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof) remain outstanding, in addition to any other vote or consent required herein or by law, the vote or written consent of the holders of a majority of the then outstanding Series H Preferred shall be necessary for effecting or validating the following actions (by merger, reclassification, or otherwise):

(i) Any amendment (A) to Section 5(h)(viii) below to exclude other securities of the Company from the definition of Additional Shares of Common Stock, in addition to the securities described in clauses (A) through (H) thereof, as it applies to the anti-dilution rights of the holders of Series H Preferred under Section 5(h), and (B) to otherwise amend the Certificate of Incorporation in a manner that adversely affects the rights of the Series H Preferred contemplated by Section 5(h); or

(ii) Any amendment to this Section 2(c).

(d) Separate Vote of Series Preferred. For so long as any shares of Series Preferred remain outstanding, in addition to any other vote or consent required herein or by law, the vote or written consent of the holders of a majority of the then outstanding Series Preferred (voting together as a single class on an as-if-converted to Common Stock basis) shall be necessary for effecting or validating the following actions (by merger, reclassification or otherwise):

(i) Any amendment, alteration or repeal of any provision of the Certificate of Incorporation or the Bylaws of the Company (including any filing of a Certificate of Designation);

(ii) Any action that alters or changes the voting or other designations, powers, preferences or other special rights, privileges or restrictions of the Series Preferred so as to affect them adversely;

(iii) Any increase or decrease in the authorized number of shares of Common Stock or Preferred Stock or any series thereof;

(iv) Any issuance, authorization or any designation, whether by reclassification or otherwise, of any new class or series of stock or any other securities convertible into equity securities of the Company ranking on parity with or senior to the Series Preferred in right of redemption, liquidation preference, voting or dividend rights or otherwise or any increase in the authorized or designated number of any such new class or series;

(v) Any redemption, repurchase, payment or declaration of dividends or other distributions with respect to Common Stock or Preferred Stock (except for acquisitions of Common Stock by the Company permitted by Section 1(c)(i), (ii) and (iii) hereof);

(vi) Any consummation of a Liquidation Event or an Acquisition or Asset Transfer;

(vii) Any increase in the number of shares of Common Stock subject to the Company’s 2007 Equity Incentive Plan or the Company’s 2017 Equity Incentive Plan;

(viii) Any entrance into, or any amendment or other modification of, any agreement, transaction or other arrangement, with any material stockholder, director or affiliate, or family member thereof, by the Company or any subsidiary of the Company, and any change in the current compensation structure for any such person, other than agreements, transactions or other arrangements with, or changes in current compensation structure for, any such person which are on arms-length terms, and arise in the ordinary course of business of the Company; or

(ix) Any agreement or commitment by the Company or any subsidiary of the Company to do any of the actions set forth in clauses (i) through (viii) above.

(e) Separate Vote of Series Preferred. For so long as any shares of Series Preferred remain outstanding, in addition to any other vote or consent required herein or by law, the vote or written consent of the holders of at least a majority of the then outstanding shares of Series Preferred (voting together as a single class on an as-if-converted to Common Stock basis) shall be necessary to permit or cause to be effected (by merger, reclassification or otherwise) any increase or decrease in the authorized number of members of the Company’s Board of Directors.

(f) Election of Board of Directors.

(i) For so long as at least 1,000,000 shares of Series B Preferred remain outstanding (subject to adjustment for any stock split, reverse stock split or similar event affecting the Series B Preferred after the filing date hereof) the holders of Series B Preferred, voting as a separate class, shall be entitled to elect one (1) member of the Board (the “Series B Director”) at each meeting or pursuant to each consent of the Company’s stockholders for the election of directors, and to remove from office such director and to fill any vacancy caused by the resignation, death or removal of such director.

(ii) For so long as at least 1,000,000 shares of Series C Preferred remain outstanding (subject to adjustment for any stock split, reverse stock split or similar event affecting the Series C Preferred after the filing date hereof) the holders of Series C Preferred, voting as a separate class, shall be entitled to elect one (1) member of the Board (the “Series C Director”) at each meeting or pursuant to each consent of the Company’s stockholders for the election of directors, and to remove from office such director and to fill any vacancy caused by the resignation, death or removal of such director.

(iii) For so long as at least 1,000,000 shares of Series D Preferred remain outstanding (subject to adjustment for any stock split, reverse stock split or similar event affecting the Series D Preferred after the filing date hereof) the holders of Series D Preferred, voting as a separate class, shall be entitled to elect one (1) member of the Board (the “Series D Director”) at each meeting or pursuant to each consent of the Company’s stockholders for the election of directors, and to remove from office such director and to fill any vacancy caused by the resignation, death or removal of such director.

(iv) For so long as at least 1,000,000 shares of Series E Preferred remain outstanding (subject to adjustment for any stock split, reverse stock split or similar event affecting the Series E Preferred after the filing date hereof) the holders of Series E Preferred, voting as a separate class, shall be entitled to elect one (1) member of the Board (the “Series E Director”) at each meeting or pursuant to each consent of the Company’s stockholders for the election of directors, and to remove from office such director and to fill any vacancy caused by the resignation, death or removal of such director.

(v) For so long as at least 1,000,000 shares of Series F Preferred remain outstanding (subject to adjustment for any stock split, reverse stock split or similar event affecting the Series F Preferred after the filing date hereof) the holders of Series F Preferred, voting as a separate class, shall be entitled to elect one (1) member of the Board (the “Series F Director”) at each meeting or pursuant to each consent of the Company’s stockholders for the election of directors, and to remove from office such director and to fill any vacancy caused by the resignation, death or removal of such director.

(vi) For so long as at least 1,000,000 shares of Series G Preferred remain outstanding (subject to adjustment for any stock split, reverse stock split or similar event affecting the Series G Preferred after the filing date hereof) the holders of Series G Preferred, voting as a separate class, shall be entitled to elect one (1) member of the Board (the “Series G Director”) at each meeting or pursuant to each consent of the Company’s stockholders for the election of directors, and to remove from office such director and to fill any vacancy caused by the resignation, death or removal of such director.

(vii) For so long as at least 1,000,000 shares of Series I Preferred remain outstanding (subject to adjustment for any stock split, reverse stock split or similar event affecting the Series I Preferred after the filing date hereof) the holders of Series I Preferred, voting as a separate class, shall be entitled to elect two (2) members of the Board (each, a “Series I Director,” and together with the Series B Director, the Series C Director, the Series D Director, the Series E Director, the Series F Director and the Series G Director, the “Preferred Directors”) at each meeting or pursuant to each consent of the Company’s stockholders for the election of directors, and to remove from office such director and to fill any vacancy caused by the resignation, death or removal of such director.

(viii) The holders of Common Stock, voting as a separate class, shall be entitled to elect one (1) member of the Board at each meeting or pursuant to each consent of the Company’s stockholders for the election of director, and to remove from office such director and to fill any vacancy caused by the resignation, death or removal of such director.

(ix) The holders of Common Stock and Series Preferred, voting together as a single class assuming the conversion of all shares of Series Preferred into Common Stock, shall be entitled to elect all remaining members of the Board at each meeting or pursuant to each consent of the Company’s stockholders for the election of directors, and to remove from office such director and to fill any vacancy caused by the resignation, death or removal of such director.

(x) Notwithstanding the provisions of Section 223(a)(1) and 223(a)(2) of the DGCL or this Section 2(f), any vacancy, including newly created directorships resulting from any increase in the authorized number of directors or amendment of the Certificate of Incorporation, and vacancies created by removal or resignation of a director, may be filled by at least a majority of the directors then in office, though less than a quorum, or by a sole remaining director, and the directors so chosen shall hold office until the next annual election and until their successors are duly elected and shall qualify, unless sooner displaced; provided, however, that where such vacancy occurs among the directors elected by the holders of a class or series of stock, the holders of shares of such class or series may override the Board of Directors’ action to fill such vacancy by (i) voting for their own designee to fill such vacancy at a meeting of the Company’s stockholders or (ii) written consent, if the consenting stockholders hold a sufficient number of shares to elect their designee at a meeting of the stockholders in which all members of such class or series are present and voted. Any director may be removed during his or her term of office without cause, by, and only by, the affirmative vote of the holders of the shares of the class or series of stock entitled to elect such director or directors, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders, and any vacancy thereby created may be filled by the holders of that class or series of stock represented at the meeting or pursuant to written consent. At any meeting held for the purpose of electing a director, the presence in person or by proxy of the holders of at least a majority of the outstanding shares of the class or series entitled to elect such director shall constitute a quorum for the purpose of electing such director.

(g) Waiver. Except as otherwise expressly provided herein or where the consent, election, or approval of a particular series of Series Preferred is required hereunder or pursuant to applicable law, any of the rights, powers, preferences and other terms of the Series Preferred (as a class and not with respect to a particular Series Preferred) set forth herein may be waived, in whole or in part, on behalf of all holders of Series Preferred by the affirmative written consent or vote of the holders of a majority of the then outstanding Series Preferred (voting together as a single class on an as-if-converted to Common Stock basis).

3. LIQUIDATION RIGHTS. Any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, including any Asset Transfer or Acquisition shall be considered a “Liquidation Event” unless holders of at least (i) a majority of the outstanding shares of Series I Preferred and (ii) a majority of the outstanding shares of Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred, Series E Preferred, Series F Preferred, Series G Preferred and Series H Preferred, voting together a single class, elect otherwise by written notice sent to the Company at least ten (10) days prior to the effective date of any such event.

(a) Upon any Liquidation Event, before any distribution or payment shall be made to the holders of any Junior Preferred or Common Stock in respect of such shares, the holders of Series I Preferred shall be entitled to be paid out of the assets of the Company legally available for distribution, or the consideration received in such transaction, for each share of Series I Preferred held by them, an amount per share of Series I Preferred equal to the applicable Original Issue Price plus all declared and unpaid dividends on the applicable Series I Preferred. If, upon any such Liquidation Event, the assets of the Company legally available for distribution or the consideration received in an Asset Transfer or Acquisition shall be insufficient to make payment in full to all holders of Series I Preferred of the liquidation preference set forth in this Section 3(a), then such assets (or consideration) shall be distributed among the holders of Series I Preferred at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled.

(b) After the payment of the full liquidation preference of the Series I Preferred as set forth in Section 3(a) above, upon any Liquidation Event, before any distribution or payment shall be made to the holders of any Common Stock in respect of such shares, the holders of Junior Preferred shall be entitled to be paid out of the assets of the Company legally available for distribution, or the consideration received in such transaction, for each share of Junior Preferred held by them, an amount per share of Junior Preferred equal to the applicable Original Issue Price plus all declared and unpaid dividends on the applicable Junior Preferred. If, upon any such Liquidation Event, the assets of the Company legally available for distribution to the holders of Junior Preferred Stock or the consideration received in an Asset Transfer or Acquisition available for payment to the holders of Junior Preferred Stock shall be insufficient to make payment in full to all holders of Junior Preferred of the liquidation preference set forth in this Section 3(b), then such assets (or consideration) shall be distributed among the holders of Junior Preferred at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled.

(c) After the payment of the full liquidation preference of the Series I Preferred and Junior Preferred as set forth in Sections 3(a) and 3(b) above, respectively, the remaining assets of the Company legally available for distribution, if any, shall be distributed ratably to the holders of Common Stock.

(d) Notwithstanding the above, for purposes of determining the amount each holder of shares of Series Preferred is entitled to receive with respect to a Liquidation Event, each such holder of shares of a series of Series Preferred shall be deemed to have converted (regardless of whether such holder actually converted) such holder’s shares of such series into shares of Common Stock immediately prior to the Liquidation Event if, as a result of an actual conversion, such holder would receive, in the aggregate, an amount greater than the amount that would be distributed to such holder if such holder did not convert such series of Series Preferred into shares of Common Stock. If any such holder shall be deemed to have converted shares of Preferred Stock into Common Stock pursuant to this paragraph, then such holder shall not be entitled to receive any distribution that would otherwise be made to holders of Series Preferred that have not converted (or have not been deemed to have converted) into shares of Common Stock.

4. ASSET TRANSFER OR ACQUISITION RIGHTS.

(a) In the event that the Company is a party to an Acquisition or Asset Transfer (as hereinafter defined), then each holder of Series Preferred shall be entitled to receive, for each share of Series Preferred then held, out of the proceeds of such Acquisition or Asset Transfer, the greater of the amount of cash, securities or other property to which such holder would be entitled to receive in a Liquidation Event pursuant to (A) Sections 3(a) and 3(b) above or (B) the amount of cash, securities or other property to which such holder would be entitled to receive in a Liquidation Event with respect to such shares if such shares had been converted to Common Stock immediately prior to such Acquisition or Asset Transfer.

(b) For the purposes of this Section 4: (i) “Acquisition” shall mean (A) any consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization, other than any such consolidation, merger or reorganization in which the stock held by the stockholders of the Company immediately prior to such consolidation, merger or reorganization continues to represent a majority of the voting power of the surviving entity in substantially the same proportions (or, if the surviving entity is a wholly owned subsidiary, its parent) immediately after such consolidation, merger or reorganization; or (B) any transaction or series of related transactions to which the Company is a party (I) in which at least fifty percent (50%) of the Company’s voting power is transferred or (II) as a result which holders of the voting securities of the Company outstanding immediately prior to such transaction cease to retain, immediately after such transaction or series of transactions, at least a majority of the total voting power represented by the outstanding voting securities of the Company in substantially the same proportions; provided that an Acquisition shall not include any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by the Company or any successor or indebtedness of the Company is cancelled or converted or a combination thereof; and (ii) “Asset Transfer” shall mean a sale, lease, exclusive license or other disposition of all or substantially all of the assets of the Company and its subsidiaries, taken as a whole, or the sale or disposition (whether by merger or otherwise) of one or more entities affiliated with the Company (including One Medical Group, Inc. (CA), One Medical Labs, Inc. (CA), One Medical Group P.C. (NY), One Medical of NY, P.C., One Medical Group, P.C. (D.C.), One Medical Group, P.C. (MA), One Medical Group, P.C. (IL), One Medical Group, P.C. (AZ), One Medical Group, P.C. (VA) and One Medical Group of WA, P.C. or any other professional corporation that the Company or a subsidiary may enter into a management agreement with after the date hereof (each a “Medical Service Company”)) if substantially all of the assets of the Company and its subsidiaries (including any Medical Service Company) taken as a whole are held by such Medical Service Company, by means of any transaction or series of related transactions, except where such sale, lease, exclusive license or disposition is to a wholly owned subsidiary of the Company.

(c) In any Acquisition or Asset Transfer, if the consideration to be received is securities of a corporation or other entity or other property other than cash, its value will be deemed its fair market value as determined by an independent third party appraisal firm reasonably satisfactory to the Board and the holders of a majority of the voting power of all then outstanding shares of Series Preferred (voting together as a single class on an as-if-converted to Common Stock basis) on the date such determination is made. Upon receipt of the determination of the value of such consideration, the Company shall give prompt written notice of the determination to each holder of Common Stock and Preferred Stock.

(d) In the event of any Liquidation Event pursuant to which any portion of the consideration payable to the stockholders of the Company is placed into escrow and/or is payable to the stockholders of the Company subject to contingencies, the agreement or plan of merger or consolidation for such transaction shall provide that (i) the portion of such consideration that is not placed in escrow and not subject to any contingencies (the “Initial Consideration”) shall be allocated among the holders of capital stock of the Company in accordance with Sections 3(a) through 3(c) as if the Initial Consideration were the only consideration payable in connection with such Liquidation Event, and (ii) any additional consideration which becomes payable to the stockholders of the Company upon release from escrow or satisfaction of contingencies shall be allocated among the holders of capital stock of the Company in accordance with Sections 3(a) through 3(c) after taking into account the previous payment of the Initial Consideration as part of the same transaction.

5. CONVERSION RIGHTS.

The holders of the Series Preferred shall have the following rights with respect to the conversion of the Series Preferred into shares of Common Stock (the “Conversion Rights”):

(a) Optional Conversion. Subject to and in compliance with the provisions of this Section 5, any shares of Series Preferred may, at the option of the holder, be converted at any time into fully-paid and nonassessable shares of Common Stock without the payment of additional consideration by the holder thereof. The number of shares of Common Stock to which a holder of Series Preferred shall be entitled upon conversion shall be the product obtained by multiplying the applicable “Series Preferred Conversion Rate” then in effect (determined as provided in Section 5(b)) by the number of shares of Series Preferred being converted.

(b) Series Preferred Conversion Rate. The conversion rate in effect at any time for conversion of the Series Preferred (the “Series Preferred Conversion Rate”) shall be the quotient obtained by dividing the applicable Original Issue Price of the Series Preferred (as appropriately adjusted for stock splits, dividends, combinations, reclassifications, recapitalizations and the like) by the applicable “Series Preferred Conversion Price” (also as appropriately adjusted for stock splits, dividends, combinations, reclassifications, recapitalizations and the like), calculated as provided in Section 5(c).

(c) Series Preferred Conversion Price. The conversion price for each series of the Series Preferred shall initially be the applicable Original Issue Price of such Series Preferred (the “Series Preferred Conversion Price”). Such initial Series Preferred Conversion Price shall be adjusted from time to time in accordance with this Section 5. All references to the Series Preferred Conversion Price herein shall mean the Series Preferred Conversion Price as so adjusted.

(d) Mechanics of Conversion. Each holder of Series Preferred who desires to convert the same into shares of Common Stock pursuant to this Section 5 shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or any transfer agent for the Series Preferred (or the holder shall notify the Company or its transfer agent that such certificates have been lost, stolen or destroyed and shall execute an agreement reasonably satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates), and shall give written notice to the Company at such office that such holder elects to convert the same. Such notice shall state the number of shares of Series Preferred being converted. Thereupon, the Company shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled and shall promptly pay (i) in cash or, to the extent sufficient funds are not then legally available therefor, in Common Stock (at the Common Stock’s fair market value determined in good faith by the Board as of the date of such conversion), any declared and unpaid dividends on the shares of Series Preferred being converted and (ii) in cash (at the Common Stock’s fair market value determined in good faith by the Board as of the date of conversion) the value of any fractional share of Common Stock otherwise issuable to any holder of Series Preferred after aggregating all shares being converted by such holder. Such conversion shall be deemed to have been made at the close of business on the date of such surrender of the certificates representing the shares of Series Preferred to be converted (or delivery of the indemnity agreement in lieu thereof as provided above), and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date. Upon conversion of only a portion of the number of shares of Series Preferred represented by a certificate surrendered for conversion, the Company shall issue and deliver to the holder of the certificate so surrendered for conversion, at the expense of the Company, a new certificate covering the number of shares of Series Preferred representing the unconverted portion of the certificate so surrendered.

(e) Adjustment for Stock Splits and Combinations. If at any time or from time to time on or after the date that the first share of Series I Preferred is issued (the “Original Issue Date”) the Company effects a subdivision of the outstanding Common Stock without a corresponding subdivision of the applicable Series Preferred, the applicable Series Preferred Conversion Price in effect immediately before that subdivision shall be proportionately decreased so that the number of shares of Common Stock issuable upon conversion of the Series Preferred shall be increased in proportion to such increase in the aggregate number of shares of Common Stock outstanding. Conversely, if at any time or from time to time after the Original Issue Date the Company combines the outstanding shares of Common Stock into a smaller number of shares without a corresponding combination of the Series Preferred, the applicable Series Preferred Conversion Price in effect immediately before the combination shall be proportionately increased so that the number of shares of Common Stock issuable upon conversion of the Series Preferred shall be decreased in proportion to such decrease in the aggregate number of shares of Common Stock outstanding. Any adjustment under this Section 5(e) shall become effective at the close of business on the date the subdivision or combination becomes effective.

(f) Adjustment for Common Stock Dividends and Distributions. If at any time or from time to time on or after the Original Issue Date the Company pays to holders of Common Stock a dividend or other distribution in additional shares of Common Stock without a corresponding dividend or other distribution to holders of the applicable Series Preferred, the applicable Series Preferred Conversion Price then in effect shall be decreased as of the time of such issuance, as provided below:

(i) The Series Preferred Conversion Price shall be adjusted by multiplying the Series Preferred Conversion Price then in effect by a fraction:

(A) the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance, and

(B) the denominator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance plus the number of shares of Common Stock issuable in payment of such dividend or distribution;

(ii) If the Company fixes a record date to determine which holders of Common Stock are entitled to receive such dividend or other distribution, the Series Preferred Conversion Price shall be fixed as of the close of business on such record date and the number of shares of Common Stock shall be calculated immediately prior to the close of business on such record date; and

(iii) If such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Series Preferred Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Series Preferred Conversion Price shall be adjusted pursuant to this Section 5(f) to reflect the actual payment of such dividend or distribution.

(g) Adjustment for Reclassification, Exchange, Substitution, Reorganization, Merger or Consolidation. If at any time or from time to time on or after the Original Issue Date, the Common Stock issuable upon the conversion of the Series Preferred is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification, merger, consolidation or otherwise (other than an Acquisition or Asset Transfer as defined in Section 4 or a subdivision or combination of shares or stock dividend provided for elsewhere in this Section 5), in any such event each holder of Series Preferred shall then have the right to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification, merger, consolidation or other change by holders of the maximum number of shares of Common Stock into which such shares of Series Preferred could have been converted immediately prior to such recapitalization, reclassification, merger, consolidation or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 5 with respect to the rights of the holders of Series Preferred after the capital reorganization to the effect that the provisions of this Section 5 (including adjustment of the Series Preferred Conversion Price then in effect and the number of shares issuable upon conversion of the Series Preferred) shall be applicable after that event and be as nearly equivalent as practicable.

(h) Sale of Shares Below Series Preferred Conversion Price.

(i) If at any time or from time to time on or after the Original Issue Date the Company issues or sells, or is deemed by the express provisions of this Section 5(h) to have issued or sold, Additional Shares of Common Stock (as defined below), other than as provided in Section 5(e), 5(f) or 5(g) above, for an Effective Price (as defined below) less than the then effective Series Preferred Conversion Price (a “Qualifying

Dilutive Issuance”) for such series of Series Preferred, then and in each such case, the then existing applicable Series Preferred Conversion Price shall be reduced, as of the opening of business on the date of such issue or sale, to a price determined by multiplying the applicable Series Preferred Conversion Price in effect immediately prior to such issuance or sale by a fraction:

(A) the numerator of which shall be (A) the number of shares of Common Stock deemed outstanding (as determined below) immediately prior to such issue or sale or deemed issue or sale, plus (B) the number of shares of Common Stock which the Aggregate Consideration (as defined below) received or deemed received by the Company for the total number of Additional Shares of Common Stock so issued or sold or deemed issued or sold would purchase at such then-existing Series Preferred Conversion Prices, as applicable, and

(B) the denominator of which shall be the number of shares of Common Stock deemed outstanding (as determined below) immediately prior to such issue or sale or deemed issue or sale plus the total number of Additional Shares of Common Stock so issued or sold or deemed issued or sold.

For the purposes of the preceding sentence, the number of shares of Common Stock deemed to be outstanding as of a given date shall be the sum of (A) the number of shares of Common Stock outstanding, (B) the number of shares of Common Stock into which the then outstanding shares of Series Preferred could be converted if fully converted on the day immediately preceding the given date, and (C) the number of shares of Common Stock which are issuable upon the exercise, conversion and/or exchange of all other rights, options and Convertible Securities (as defined below) outstanding on the day immediately preceding the given date (as set forth in the instrument relating thereto).

(ii) No adjustment shall be made to the Series Preferred Conversion Price in an amount less than one cent per share. Any adjustment required by this Section 5(h) shall be rounded to the nearest one cent per share. Any adjustment otherwise required by this Section 5(h) that is not required to be made due to the preceding two sentences shall be included in any subsequent adjustment to the Series Preferred Conversion Price.

(iii) For the purpose of making any adjustment required under this Section 5(h), the aggregate consideration received by the Company for any issue or sale of securities (the “Aggregate Consideration”) shall be defined as: (A) to the extent it consists of cash, be computed at the gross amount of cash received by the Company before deduction of any underwriting or similar commissions, compensation or concessions paid or allowed by the Company in connection with such issue or sale and without deduction of any expenses payable by the Company, (B) to the extent it consists of property other than cash, be computed at the fair value of that property as determined in good faith by the Board, and (C) if Additional Shares of Common Stock, Convertible Securities or rights or options to purchase either Additional Shares of Common Stock or Convertible Securities are issued or sold together with other stock or securities or other assets of the Company for a consideration which covers both, be computed as the portion of the consideration so received that may be reasonably determined in good faith by the Board to be allocable to such Additional Shares of Common Stock, Convertible Securities or rights or options.

(iv) For the purpose of the adjustment required under this Section 5(h), if the Company issues or sells (x) Preferred Stock or other stock, options, warrants, purchase rights, evidence of indebtedness or other securities exercisable, convertible and/or exchangeable, directly or indirectly, into Additional Shares of Common Stock (such exercisable, convertible and/or exchangeable stock or securities being herein referred to as “Convertible Securities”) or (y) rights, warrants, options or other securities for the purchase of Additional Shares of Common Stock or Convertible Securities, such securities described in these subclauses (x) and (y) shall be deemed Additional Shares of Common Stock (whether or not such Convertible Securities, rights, warrants or options are immediately exercisable, exchangeable or convertible), and if the Effective Price of such Additional Shares of Common Stock directly or indirectly issuable upon conversion or exchange of such Convertible Securities or exercise of such rights or options is less than the applicable Series Preferred Conversion Price, in each case the Company shall be deemed to have issued at the time of the grant, issuance or sale of such rights, warrants, options or other securities or Convertible Securities the maximum number of Additional Shares of Common Stock, directly or indirectly, issuable upon exercise, conversion and/or exchange thereof (assuming the satisfaction of any conditions to exercisability, including without limitation the passage of time, but without taking into account potential antidilution adjustments) and to have received as consideration for the issuance of such shares an amount equal to the total amount of the consideration, if any, received by the Company for the issuance of such rights, warrants or options or Convertible Securities plus:

(A) in the case of such rights, warrants or options, the minimum amounts of consideration, if any, payable to the Company upon the exercise, conversion and/or exchange of such rights, warrants or options; and

(B) in the case of Convertible Securities, the minimum amounts of consideration, if any, payable to the Company upon the conversion or exchange thereof (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities); provided that if the minimum amounts of such consideration cannot be ascertained, but are a function of antidilution or similar protective clauses, the Company shall be deemed to have received the minimum amounts of consideration without reference to such clauses.

(v) If the minimum amount of consideration payable to the Company upon the exercise, conversion and/or exchange of rights, warrants, options or Convertible Securities is reduced over time or on the occurrence or non-occurrence of specified events other than by reason of antidilution adjustments, the Effective Price shall be recalculated using the figure to which such minimum amount of consideration is reduced; provided further, that if the minimum amount of consideration payable to the Company upon the exercise, conversion and/or exchange of such rights, warrants, options or Convertible Securities is subsequently increased, the Effective Price shall be again recalculated using the increased minimum amount of consideration payable to the Company upon the exercise, conversion and/or exchange of such rights, warrants, options or Convertible Securities.

(vi) In the event of any change in the number of shares of Common Stock directly or indirectly issuable upon exercise, conversion and/or exchange of such rights, warrants, options or Convertible Securities, other than a change resulting from the antidilution provisions of such rights, warrants, options or Convertible Securities (but including changes due to the accrual of interest), then, upon such change becoming effective, the then effective Series Preferred Conversion Price shall forthwith be readjusted to such Conversion

Price as would have been obtained had such change been in effect upon the original issuance of such rights, warrants, options or Convertible Securities; notwithstanding the foregoing, no readjustment pursuant to this Section 5(h)(vi) shall have the effect of increasing the Series Preferred Conversion Price to an amount that exceeds the lower of (A) the Series Preferred Conversion Price in effect immediately prior to the original adjustment made as a result of the issuance of such rights, warrants, options or Convertible Securities, or (B) the Conversion Price that would have resulted from any issuances of Additional Shares of Common Stock (other than deemed issuances of Additional Shares of Common Stock as a result of the issuance of such rights, options, warrants or Convertible Securities) between the original adjustment date and such readjustment date.

(vii) No further adjustment of the applicable Series Preferred Conversion Price, as adjusted upon the issuance or sale of such rights, options or Convertible Securities, shall be made as a result of the actual issuance of Additional Shares of Common Stock or the exercise of any such rights, warrants or options or the conversion and/or exchange of any such Convertible Securities. If any such rights, warrants or options or the conversion privilege represented by any such Convertible Securities shall expire without having been exercised, the applicable Series Preferred Conversion Price as adjusted upon the grant, issuance or sale of such rights, warrants, options or Convertible Securities shall be readjusted to the applicable Series Preferred Conversion Price which would have been in effect had an adjustment been made on the basis that the only Additional Shares of Common Stock so granted, issued or sold were the Additional Shares of Common Stock, if any, actually issued, granted or sold on the exercise of such rights, warrants or options or rights of conversion and/or exchange of such Convertible Securities, and such Additional Shares of Common Stock, if any, were issued or sold for the consideration actually received by the Company upon such exercise, plus the consideration, if any, actually received by the Company for the granting of all such rights, warrants or options, whether or not exercised, plus the consideration received for granting, issuing or selling the Convertible Securities actually converted or exchanged, plus the consideration, if any, actually received by the Company (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) on the conversion or exchange of such Convertible Securities, provided that such readjustment shall not apply to prior conversions of Series Preferred.

(viii) For the purpose of making any adjustment to the Conversion Price of the Series Preferred required under this Section 5(h), “Additional Shares of Common Stock” shall mean all shares of Common Stock issued or sold by the Company or deemed to be issued or sold pursuant to this Section 5(h) (including shares of Common Stock subsequently reacquired or retired by the Company), other than:

(A) shares of Common Stock or Convertible Securities issued after the Original Issue Date to employees, officers or directors of, or consultants or advisors to the Company or any subsidiary pursuant to stock purchase or stock option plans or other arrangements that are approved by the Board;

(B) the sale of shares pursuant to a Qualified Public Offering (as defined herein);

(C) shares of Common Stock issued upon conversion of the Series Preferred outstanding as of the Original Issue Date and shares of Common Stock issued pursuant to the exercise of Convertible Securities outstanding as of the Original Issue Date;

(D) dividends or distributions on Series Preferred;

(E) shares of Common Stock or Convertible Securities issued pursuant to any equipment loan or leasing arrangement, real property leasing arrangement or debt financing from a bank or similar financial institution, entered into for primarily non-equity financing purposes and approved by the Board (including the Preferred Directors);

(F) shares of Common Stock or Convertible Securities issued for consideration other than cash pursuant to a merger, consolidation, acquisition, strategic alliance or similar business combination approved by the Board (including the Preferred Directors) for primarily non-equity financing purposes;

(G) shares of Common Stock or Convertible Securities issued in connection with strategic transactions, entered into for primarily non-equity financing purposes, involving the Company and other entities, including (i) joint ventures, corporate partnering, manufacturing, marketing or distribution arrangements or (ii) technology transfer, licensing or development arrangements; provided that the issuance of shares therein has been approved by the Company’s Board (including the Preferred Directors);

(H) with respect to shares of Series H Preferred only, shares of Common Stock or Convertible Securities that the holders of at least a majority of then outstanding shares of Series H Preferred (voting as a single class on an as if converted to Common Stock basis) elect in writing to exclude from the definition of “Additional Shares of Common Stock;” and

(I) with respect to shares of Series I Preferred only, shares of Common Stock or Convertible Securities that the holders of at least a majority of then outstanding shares of Series I Preferred (voting as a single class on an as if converted to Common Stock basis) elect in writing to exclude from the definition of “Additional Shares of Common Stock.”

References to Common Stock in the subsections of this clause (viii) above shall mean all shares of Common Stock issued by the Company or deemed to be issued pursuant to this Section 5(h). The “Effective Price” of Additional Shares of Common Stock shall mean the quotient determined by dividing the total number of Additional Shares of Common Stock issued or sold, or deemed to have been issued or sold by the Company under this Section 5(h), into the Aggregate Consideration received, or deemed to have been received by the Company for such issue under this Section 5(h), for such Additional Shares of Common Stock. In the event that the number of shares of Additional Shares of Common Stock or the Effective Price cannot be ascertained at the time of issuance, such Additional Shares of Common Stock shall be deemed issued immediately upon the occurrence of the first event that makes such number of shares or the Effective Price, as applicable, ascertainable.

(ix) In the event that the Company issues or sells, or is deemed to have issued or sold, Additional Shares of Common Stock in a Qualifying Dilutive Issuance (the “First Dilutive Issuance”), then in the event that the Company issues or sells, or is deemed to have issued or sold, Additional Shares of Common Stock in a Qualifying Dilutive Issuance other than the First Dilutive Issuance as a part of the same transaction or series of related transactions as the First Dilutive Issuance (a “Subsequent Dilutive Issuance”), then and in each such case upon a Subsequent Dilutive Issuance the applicable Series Preferred Conversion Price shall be reduced to the Series Preferred Conversion Price that would have been in effect had the First Dilutive Issuance and each Subsequent Dilutive Issuance all occurred on the closing date of the First Dilutive Issuance.

(i) Certificate of Adjustment. In each case of an adjustment or readjustment of the Series Preferred Conversion Price for the number of shares of Common Stock or other securities issuable upon conversion of the Series Preferred, the Company, at its expense, shall compute such adjustment or readjustment in accordance with the provisions hereof and shall, upon request, prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of Series Preferred so requesting at the holder’s address as shown in the Company’s books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (i) the consideration received or deemed to be received by the Company for any Additional Shares of Common Stock issued or sold or deemed to have been issued or sold, (ii) the Series Preferred Conversion Price at the time in effect, (iii) the number of Additional Shares of Common Stock and (iv) the type and amount, if any, of other property which at the time would be received upon conversion of the Series Preferred. Failure to request or provide such notice shall have no effect on any such adjustment.

(j) Notices of Record Date. Upon (i) any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or (ii) any Acquisition (as defined in Section 4) or other capital reorganization of the Company, any reclassification or recapitalization of the capital stock of the Company, any merger or consolidation of the Company with or into any other corporation, or any Asset Transfer (as defined in Section 4), or any voluntary or involuntary dissolution, liquidation or winding up of the Company, the Company shall mail to each holder of Series Preferred at least ten (10) business days prior to (x) the record date, if any, specified therein; or (y) if no record date is specified, the date upon which such action is to take effect (or, in either case, such shorter period approved by the holders of a majority of the outstanding Series Preferred (voting together as a single class on an as-if-converted to Common Stock basis)) a notice specifying (A) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (B) the date on which any such Acquisition, reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up is expected to become effective, and (C) the date, if any, that is to be fixed as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such Acquisition, reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up.

(k) Automatic Conversion.

(i) Each share of Series Preferred shall automatically be converted without the payment of additional consideration into shares of Common Stock, based on the then-effective applicable Series Preferred Conversion Price, immediately upon the earlier of: (A) the affirmative election of the holders of at least (1) sixty-five percent (65%) of the then outstanding shares of the Series Preferred (voting together as a single class on an as-if-converted to Common Stock basis), (2) two-thirds of the then outstanding shares of Series G Preferred (voting as a separate series), (3) a majority of the then outstanding shares of Series H Preferred (voting as a separate series) and (4) a majority of the outstanding shares of Series I Preferred (voting as a separate series) or (B) the closing of a firmly underwritten public offering pursuant to an effective registration statement filed with and declared effective by the Securities and Exchange Commission under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Company (1) at a price per share of not less than the Original Issue Price of the Series I Preferred (as adjusted for any stock dividends, combinations, splits, recapitalizations, and the like with respect to such shares after the filing date hereof) and (2) with gross cash proceeds to the Company (before underwriting discounts, commissions and fees) of at least $50,000,000 (such an underwritten public offering meeting the requirements of the foregoing clauses (1) and (2), a “Qualified Public Offering”). Upon such automatic conversion, any declared and unpaid dividends shall be paid in accordance with the provisions of Section 5(d).

(ii) Upon the occurrence of either event specified in Section 5(k)(i) above, the outstanding shares of Series Preferred shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent; provided that the Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Series Preferred are either delivered to the Company or its transfer agent as provided below, or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement reasonably satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates. Upon the occurrence of such automatic conversion of the Series Preferred, the holders of Series Preferred shall surrender the certificates representing such shares (or deliver the indemnity agreement in lieu thereof as provided above) at the office of the Company or any transfer agent for the Series Preferred. Thereupon, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates (or indemnity agreement in lieu thereof), a certificate or certificates for the number of shares of Common Stock into which the shares of Series Preferred surrendered were convertible on the date on which such automatic conversion occurred, and any declared and unpaid dividends shall be paid in accordance with the provisions of Section 5(d). If the conversion is in connection with a Qualified Public Offering, the conversion shall be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the person(s) or entity entitled to receive the Common Stock upon such conversion of Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such sale of securities.

(l) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of Series Preferred. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series Preferred by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of any fractional share, the Company shall, in lieu of issuing any fractional share, pay in cash (at the Common Stock’s fair market value determined in good faith by the Board as of the date of conversion) the value of any fractional share of Common Stock otherwise issuable to any holder of Series Preferred after aggregating all shares being converted by such holder. Such conversion shall be deemed to have been made at the close of business on the date of such surrender of the certificates (or indemnity agreement in lieu thereof) in good faith representing the shares of Series Preferred to be converted, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date.

(m) Reservation of Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series Preferred, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series Preferred. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series Preferred, the Company will take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose including, without limitation, engaging in its best efforts to obtain the requisite stockholder approval of any necessary amendment to the Certificate of Incorporation.

(n) Notices. Any notice required by the provisions of this Section 5 shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with verification of receipt. All notices shall be addressed to each holder of record at the address of such holder appearing on the books of the Company. If such holder has provided his, her or its email address or facsimile number or other means of permitted electronic transmission, such notice may be delivered by electronic communication in compliance with such instructions (and in compliance with the DGCL). Delivery by electronic transmission shall be deemed upon such electronic transmission so long as there is no evidence of failed transmission.

(o) Payment of Taxes. The Company will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of shares of Common Stock upon conversion of shares of Series Preferred, excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Series Preferred so converted were registered.

6. NO REDEMPTION OF SERIES PREFERRED.

The Series Preferred will not be redeemable.

7. NO REISSUANCE OF SERIES PREFERRED.

No share or shares of Series Preferred acquired by the Company by redemption, purchase, conversion or otherwise shall be reissued, sold or transferred and all such shares of Series Preferred shall be automatically and immediately cancelled, retired and eliminated from the shares that the Company shall be authorized to issue.

E. Except as provided above, the rights, preferences, privileges, restrictions and other matters relating to the Common Stock are as follows:

1. RIGHTS RELATING TO DIVIDENDS, SUBDIVISIONS AND COMBINATIONS.

(a) Subject to the prior rights of holders of all classes and series of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of any assets of the Company legally available therefor, such dividends as may be declared from time to time by the Board. Any dividends paid to the holders of shares of Common Stock shall be paid pro rata, on an equal priority, pari passu basis.

(b) The Company shall not declare or pay any dividend or make any other distribution to the holders of Common Stock payable in securities of the Company unless the same dividend or distribution with the same record date and payment date shall be declared and paid on all shares of Common Stock.

2. VOTING RIGHTS.

Each holder of shares of Common Stock shall be entitled to one (1) vote for each share thereof held.

3. LIQUIDATION RIGHTS.

In the event of a Liquidation Event, upon the completion of the distributions required with respect to each series of Preferred Stock that may then be outstanding, the remaining assets of the Company legally available for distribution to stockholders shall be distributed on an equal priority, pro rata basis to the holders of Common Stock.

4. NO REDEMPTION OF COMMON STOCK.

The Common Stock will not be redeemable.

V.

For the management of the business and for the conduct of the affairs of the Company, and in further definition, limitation and regulation of the powers of the Company, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:

A. The management of the business and the conduct of the affairs of the Company shall be vested in its Board. The number of directors which shall constitute the whole Board shall be fixed by the Board in the manner provided in the Bylaws, subject to any restrictions which may be set forth in this Amended and Restated Certificate of Incorporation (“Restated Certificate”).

B. Subject to Sections 2(b) and 2(d) of Article IV.D, the Board is expressly empowered to adopt, amend or repeal the Bylaws of the Company. The stockholders shall also have the power to adopt, amend or repeal the Bylaws of the Company; provided, however, that, in addition to any vote of the holders of any class or series of stock of the Company required by law or by this Restated Certificate, the affirmative vote of the holders of a majority of the voting power of all of the then-outstanding shares of the capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class assuming the conversion of all shares of Series Preferred into Common Stock, shall be required for the stockholders to adopt, amend or repeal any provision of the Bylaws of the Company.

C. The directors of the Company need not be elected by written ballot unless the Bylaws so provide.

D. In the event that (i) a member of the Board of Directors of the Company who is not an employee of the Company, or (ii) any holder of Preferred Stock or any partner, member, director, stockholder, employee or agent of such holder, other than someone who is an employee of the Company (collectively, the “Covered Persons”), acquires knowledge of any business opportunity matter, potential transaction, interest or other matter, unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in connection with such individual’s service as a member of the Board of Directors of the Company (a “Corporate Opportunity”), then the Company, pursuant to Section 122(17) of the DGCL and to the maximum extent permitted from time to time under Delaware law, (i) renounces any expectancy that such Covered Person offer an opportunity to participate in such Corporate Opportunity to the Company and (ii) to the fullest extent permitted by law, waives any claim that such opportunity constituted a Corporate Opportunity that should have been presented by such Covered Person to the Company or any of its affiliates. No amendment or repeal of this paragraph shall apply to or have any effect on the liability or alleged liability of any officer, director or stockholder of the Company for or with respect to any opportunities of which such officer, director or stockholder becomes aware prior to such amendment or repeal.

VI.

A. The liability of the directors for monetary damages shall be eliminated to the fullest extent under applicable law. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

B. The Company shall indemnify, to the extent permitted by the DGCL, as it presently exists or may hereafter be amended from time to time, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she is or was a director or officer of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding. The right to indemnification shall extend to the heirs, executors, administrators and estate of any such director or officer. The Company shall be required to indemnify a person in connection with a Proceeding initiated by such person only if the Proceeding was authorized by the Board. The right to indemnification provided in this Article VI will not be exclusive of any other rights to which any person seeking indemnification may otherwise be entitled, including without limitation, pursuant to any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise, both as to action in their official capacities and as to action in another capacity while holding such office

C. This corporation is authorized to provide indemnification of agents (as defined in Section 317 of the California General Corporation Law (the “CGCL”)) for breach of duty to the corporation and its stockholders through bylaw provisions or through agreements with the agents, or through stockholder resolutions, or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the CGCL, subject, at any time or times that the corporation is subject to Section 2115(b) of the CGCL, to the limits on such excess indemnification set forth in Section 204 of the CGCL.

D. Any repeal or modification of this Article VI shall be prospective and shall not affect the rights under this Article VI in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.

* * * *

FOUR: This Amended and Restated Certificate of Incorporation has been duly approved by the Board of Directors of the Company.

FIVE: This Amended and Restated Certificate of Incorporation was approved by the holders of the requisite number of shares of said corporation in accordance with Section 228 of the DGCL. This Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Sections 242 and 245 of the DGCL by the stockholders of the Company.

IN WITNESS WHEREOF, 1LIFE HEALTHCARE, INC. has caused this Amended and Restated Certificate of Incorporation to be signed by its President and Chief Executive Officer this 21st day of August, 2018.

1LIFE HEALTHCARE, INC.

By:	/s/ Amir Dan Rubin
AMIR DAN RUBIN
President and Chief Executive Officer

SIGNATURE PAGE TO

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION